Exhibit 99.2

Windstream Prices Private Offering of $500 million of 7.75% Senior Notes due 2021

LITTLE ROCK, Ark., August 12, 2013 - Windstream Corp. (Nasdaq: WIN) ("Windstream") announced today the pricing of a private placement of $500 million aggregate principal amount of 7.75% senior notes due October 1, 2021, at an issue price of 103.500% to yield 7.171%. The offering is expected to settle on August 26, 2013, subject to customary closing conditions.

Windstream intends to use the net proceeds of the offering, together with available cash, if required, to pay the consideration for the tender offer and consent solicitation announced by Windstream today to purchase for cash any and all of its outstanding $500 million aggregate principal amount of 7.0% Senior Notes due 2019 (the "2019 Notes") together with related fees and expenses. To the extent that holders of less than $500 million in aggregate principal amount of the 2019 Notes tender their notes, Windstream intends to use the remaining net proceeds of the notes offering, together with available cash, if required, to redeem all of the remaining outstanding 2019 Notes.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream. The senior unsecured notes will be sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proposed issuance of the senior unsecured notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Windstream

Windstream Corp. (Nasdaq: WIN), a FORTUNE 500 and S&P 500 Company, is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the notes offering and tender offer and consent solicitation described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

Media Relations Contact:
David Avery, 501-748-5876
david.avery@windstream.com